Exhibit 99.1

Professional Diversity Network, Inc. Announces Financial Results for the Quarter and Fiscal Year Ended December 31, 2024

Chicago, IL, March 31, 2025 (GLOBE NEWSWIRE) — Professional Diversity Network, Inc. (NASDAQ:IPDN), (“IPDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse and specialized individuals, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2024.

“Overall, Professional Diversity Network made meaningful progress in 2024, reducing total operating losses from $4.4 million to $2.6 million—a 41% improvement. All three business units focused on operational streamlining and cost reduction as part of our broader effort to improve financial performance.” said Adam He, CEO of Professional Diversity Network, Inc. “2024 was a challenging year for the job board and career fair industry, with revenue declines ranging from approximately 10% to 27%. Despite this trend, our job board and career fair business unit experienced only a 5% decline in revenue compared to 2023. Notably, our renewal rate increased by approximately 10% year-over-year. In 2024, we rebranded this business unit as TalentAlly to better serve a broader community of job seekers and provide our employer clients with access to a wider and highly qualified candidate pool. We also streamlined operations across enterprise and event sales, as well as our OFCCP compliance services, resulting in an 84% reduction in net operating loss for TalentAlly. Additionally, we upgraded our pricing model to support improved revenue performance in 2025. While RemoteMore faced a 25% decline in revenue due to industry-wide trends, it offset the impact by reducing costs by 21% and launching new products in Q1 2025, positioning the business for improved performance moving forward. NAPW also made significant strides, reducing its net operating loss by 65% due to operational efficiencies and aiming to reach breakeven in 2025. Looking ahead, Professional Diversity Network remains focused on strengthening core operations, capitalizing on strategic growth opportunities, and maximizing shareholders' value.”

Fourth Quarter Financial Highlights:

●	Total consolidated revenues for the three months ended December 31, 2024 decreased approximately $274,000, or 14.5percent, as compared to the same period in the prior year.

●

On December 31, 2024, cash balances were approximately $1,731,000 as compared to approximately $628,000 on December 31, 2023. Working capital from continuing operations on December 31, 2024, was approximately $271,000 as compared to a working capital deficit from continuing operations of approximately $1,107,000 on December 31, 2023.

●	In November 2024, the Company entered into a Stock Purchase Agreement with a single institutional investor for the purchase of 140,000 shares of common stock and 110,000 pre-funded warrants to purchase common stock in a registered direct offering, at a price of $8.00 per share and $7.90 per pre-funded warrant, respectively, for total gross proceeds of $1,989,000.

●	In December 2024, the Company entered into a Profit Participation Agreement with Koala Malta Limited—a private limited liability company incorporated under the laws of Malta—to acquire a 6% entitlement to all distributions and dividends declared by QBSG Limited, along with all associated rights, title, and interest, for a total consideration of $1,200,000 comprising $700,000 in cash and $500,000 in the Company’s common stock (113,636 shares at $4.40 per share), bringing the Company’s total entitlement to 15% following its prior 9% acquisition in September 2022.

●

In December 2024, the Company entered into a Stock Purchase Agreement with Aurous Vertex Limited, a British Virgin Islands entity, pursuant to which the Investor purchased 250,000 shares of common stock at $6.00 per share for aggregate gross proceeds of $1.5 million, and was granted an option to acquire an additional 100,000 shares at the lesser of $6.00 per share or the closing price on the date it notifies the Company of its intent to exercise the option.

Financial Results for the Three Months Ended December 31, 2024

Revenues

During the three months ended December 31, 2024, our TalentAlly Network generated approximately $1,002,000 of comparable revenues compared to approximately $1,233,000 in revenues during the three months ended December 31, 2023, a decrease of approximately $231,000 or 18.7 percent.

During the three months ended December 31, 2024, NAPW Network's revenue was approximately $92,000, compared to revenues of approximately $131,000 during the same period in the prior year, a decrease of approximately $39,000 or 29.8 percent.

During the three months ended December 31, 2024, RemoteMore's revenue was approximately $526,000, compared to revenues of approximately $530,000 during the same period in the prior year, a decrease of approximately $4,000.

Costs and Expenses

Cost of revenues during the three months ended December 31, 2024 was approximately $670,000, a decrease of approximately $28,000, or 4.0 percent, from approximately $698,000 during the same period of the prior year.

General and administrative expenses increased by approximately $187,000, or 23.3 percent, to approximately $989,000 during the three months ended December 31, 2024, as compared to the same period in the prior year.

Net Loss from Continuing Operations

As the result of the factors discussed above, during the three months ended December 31, 2024, we incurred a net loss of approximately $780,000 from continuing operations, an increase in the net loss of approximately $255,000 or 48.6 percent, compared to a net loss of approximately $525,000 during the three months ended December 31, 2023.

Financial Results for the Year Ended December 31, 2024

Revenues

Total revenues for the year ended December 31, 2024 decreased approximately $968,000, or 12.6%, to approximately $6,731,000 from approximately $7,699,000 during the prior year.

During the year ended December 31, 2024, TalentAlly Network generated approximately $4,472,000 in revenue compared to approximately $4,731,000 in revenues during the year ended December 31, 2023, a decrease of approximately $259,000, or 5.5 percent.

During the year ended December 31, 2024, NAPW Network's revenue was approximately $429,000, compared to revenues of approximately $531,000 during the prior year, a decrease of approximately $102,000 or 19.2 percent.

During the year ended December 31, 2024, RemoteMore's revenue was approximately $1,830,000, compared to revenues of approximately $2,437,000 during the prior year, a decrease of approximately $607,000 or 24.9 percent.

Costs and Expenses

Cost of revenues during the year ended December 31, 2024 was approximately $2,646,000, a decrease of approximately $815,000, or 23.5 percent, from approximately $3,461,000 during the prior year.

General and administrative expenses decreased by approximately $918,000, or 20.6 percent, to approximately $3,534,000 during the year ended December 31, 2024, compared to the prior year.

Net Loss from Continuing Operations

During the year ended December 31, 2024, we incurred a net loss of approximately $2,595,000 from continuing operations, a decrease in the net loss of approximately $1,791,000 or 40.8 percent, compared to a net loss of approximately $4,386,000 during the same period in the prior year.

Summary Financial Information

Amounts in following tables are in thousands except for per share amounts and outstanding shares.

Summary of Financial Position

	December 31,	December 31,
	2024	2023
	(in thousands)
Current Assets:
Cash and cash equivalents	$1,731	$628
Other current assets	1,496	1,740
Total current assets	$3,227	$2,368
Long-term assets	4,755	3,959
Total Assets	$7,982	$6,327

Total current liabilities	$2,956	$3,475
Total long-term liabilities	185	283
Total liabilities	$3,141	$3,758

Total stockholders’ equity	5,322	3,048
Total stockholders’ equity – noncontrolling interests	(481)	(479)
Total liabilities and stockholders’ equity	$7,982	$6,327

Summary of Financial Operations

	Year Ended
	December 31,		Change	Change
	2024	2023	(Dollars)	(Percent)
	(in thousands)
Revenues:
Membership fees and related services	$429	$531	$(102)	(19.2)%
Recruitment services	4,434	4,640	(206)	(4.4)%
Contracted software development	1,830	2,437	(607)	(24.9)%
Consumer advertising and marketing solutions	38	91	(53)	(58.1)%
Total revenues	$6,731	$7,699	$(968)	(12.6)%

Cost and expenses:
Cost of revenues	$2,646	$3,461	$(815)	(23.5)%
Sales and marketing	2,752	3,701	(949)	(25.6)%
General and administrative	3,534	4,452	(918)	(20.6)%
Depreciation and amortization	204	624	(420)	(67.3)%
Total pre-tax cost and expenses:	$9,136	$12,238	$(3,102)	(25.3)%

Loss from continuing operations, net of tax	$(2,595)	$(4,386)	$1,791	40.8%

Basic and diluted loss per share:
Continuing operations	$(2.07)	$(4.27)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	1,252,300	1,062,152

	Three Months Ended
	December 31,		Change	Change
	2024	2023	(Dollars)	(Percent)
	(in thousands)
Revenues:
Membership fees and related services	$92	$131	$(39)	(29.8)%
Recruitment services	994	1,218	(224)	(18.4)%
Contracted software development	526	530	(4)	(0.8)%
Consumer advertising and marketing solutions	8	15	(7)	(46.7)%
Total revenues	$1,620	$1,894	$(274)	(14.5)%

Cost and expenses:
Cost of revenues	$670	$698	$(28)	(4.0)%
Sales and marketing	516	851	(335)	(39.4)%
General and administrative	989	802	187	23.3%
Depreciation and amortization	41	195	(236)	(121.0)%
Total pre-tax cost and expenses:	$2,216	$2,546	$(330)	(13.0)%

Loss from continuing operations, net of tax	$(780)	$(525)	$(255)	48.6%

Basic and diluted loss per share:
Continuing operations	$(0.55)	$(0.47)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	1,421,079	1,111,494

Summary of Cash Flows from Continuing Operations

	Year Ended December 31,
Cash (used in) provided by continuing operations	2024	2023
	(in thousands)
Operating activities	$(2,501)	$(3,009)
Investing activities	(963)	(947)
Financing activities	4,568	3,364
Net increase in cash and cash equivalents from continuing operations	$1,104	$(592)

Professional Diversity Network, Inc. and Subsidiaries

Non-GAAP (Adjusted) Financial Measures

We believe Adjusted EBITDA provides a meaningful representation of our operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. However, while we consider Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

The following non-GAAP financial information in the tables that follow is reconciled to comparable information presented using GAAP, derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.

The adjustments for the three months and year ended December 31, 2023 relate to stock-based compensation, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax benefit.

The adjustments for the three months and year ended December 31, 2024 relate to stock-based compensation, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax benefit.

	Three Months Ended December 31,
	2024	2023
	(in thousands)
Loss from Continuing Operations	$(781)	$(525)
Stock-based compensation	37	38
Loss attributable to noncontrolling interest	19	12
Depreciation and amortization	41	195
Other (expense) income, net	185	(4)
Income tax expense (benefit)	-	(122)
Adjusted EBITDA	$(499)	$(406)

	Year Ended December 31,
	2024	2023
	(in thousands)
Loss from Continuing Operations	$(2,595)	$(4,386)
Share-based compensation	175	300
Loss attributable to noncontrolling interest	84	103
Depreciation and amortization	204	624
Other income (expense)	184	(13)
Income tax expense (benefit)	6	(139)
Adjusted EBITDA	$(1,942)	$(3,511)

About Professional Diversity Network

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States including National Association of Professional Women (NAPW) and its brand, International Association of Women (IAW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBTQ+ and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on “Investor Relations.”

Investor Inquiries:

investors@ipdn.com

+1 (312) 614-0950

Source: Professional Diversity Network, Inc.

Released March 31, 2025